Exhibit 99.1

Press Release #201913	FOR IMMEDIATE RELEASE	October 28, 2019

Enertopia Signs LOI for High Grade Gold Project

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the Company has signed an LOI with Eagle Plains Resources Ltd. to earn up to an 75% interest in the 7,000 hectare Pine Channel high-grade gold project in northern Saskatchewan, Canada.

Highlights of the Pine Channel project include the following historic and 2019 Eagle Plains Resources Ltd. results:

Vein Occurrence No. 9

The occurrence No. 9 Au showing includes three gold-bearing quartz veins (Main vein, Rob Au showing and AC Au vein) hosted within metamorphosed intrusive rocks (SMDI 2175). The Main vein consists of a 200-metre-long, 0.1 m to 2.5 m wide north-south striking vertical vein that crosscuts the quartz-pyrite-arsenopyrite AC and Rob veins. Quartz vein-hosted mineralization consists of veinlets and lenses of arsenopyrite, pyrite, pyrrhotite and minor chalcopyrite with gold generally associated with semimassive arsenopyrite mineralization. Results from 2019 included grab samples of blue-grey quartz with arsenopyrite collected from the Main vein area which returned 7.1 g/t Au (CDPCR005) and 6.9 g/t Au (CDPCR006).

North Norite Bay

The North Norite Bay Au showing is a northwest-striking, steeply northeast-dipping quartz-filled shear zone (SMDI 2183). The veins are up to 0.6 m wide and have been traced for a strike length of 375 m. The quartz veins and surrounding sheared host rocks contain up to 10 per cent combined pyrite and arsenopyrite. Twelve historical AX drill holes have tested the mineralized shear zone. The best intercept was 0.5 m grading 407.96 g/t Au in GT88-11. Results from 2019 include CDPCR007, a 1.84 -kilogram composite of trench rubble consisting of white to blue-grey quartz with pyrite and arsenopyrite which returned 77.5 g/t Au.

ELA shaft area

The ELA Au showing (SMDI 1574) is a northwest-striking, steeply southwest-dipping to vertical quartz vein mineralized with arsenopyrite, pyrite and minor chalcopyrite disseminations. The vein varies in width from 1.2 m to 4.0 m, occurs over a strike length of over 200 m and is open along strike. Historical trench results include 6.82 g/t Au, 8.68 g/t silver over 7.6 m, 7.44 g/t Au, 13.02 g/t Ag over 0.95 m, 17.36 g/t Au over two m, 13.64 g/t Au over 1.9 m, 45.26 g/t Au over 3.0 m and 16.74 g/t Au over 1.5 m. Twelve NQ drill holes were completed in 1987, tracing the mineralized vein to a depth of 38 m with highlights including 24.52 g/t Au from 40.35 m to 40.87 m in hole 87-07 and 5.27 g/t Au from 23.4 m to 25.15 m in hole 87-11.

Property geology and history

The Pine Channel property covers 15 SMDI mineral occurrences of gold-bearing quartz veins in fractures hosted by graphitic schists and gneisses. The fracture zones vary from 0.1 m to two m in width and the quartz veins typically are associated with arsenopyrite, tourmaline, jamesonite, pyrrhotite, chalcopyrite, galena and sphalerite.

The first recorded work on the Pine Channel property was in 1950 by Goldfields uranium mines. The first significant program on the property was in 1980 by Golden Rule Resources who completed 246 line km of airborne electromagnetic (input) and magnetic surveying. Follow-up ground work located 11 significant occurrences. From 1985 to 1988 Colchis Resources completed very-low frequency EM geophysics, biogeochemical surveys, prospecting, soil sampling and trenching followed by shallow diamond drill testing of selected targets. Part of the property was covered by an airborne versatile time domain electromagnetic survey in 2013. Approximately 90 diamond drill holes have been completed on the property. Most of the holes were relatively shallow (approximately less than 100 m) using small diameter (AX) core, which is poorly suited to sampling the high-grade, nuggety gold mineralization present in the Pine Channel area.

Eagle Plains Resources Ltd. will be the operator of the 7,000-hectare property which believes is considered to have significant potential to host orogenic gold mineralization.

The objective of the 2019 program was to evaluate and confirm the nature of mineralization previously documented at historical showings. Limited drilling has been completed in and around the property area by past operators, which resulted in the successful delineation of mineralization to shallow depths. Potential to test for further continuity at depth is considered to be excellent.

"We are thrilled to be working with Eagle Plains Resources Ltd. as they have shown time and time again over their 25-year history to find forgotten projects with significant merit and take them to the next step in the development process, stated President Robert McAllister."

KEY TAKEAWAYS:

  Historic core drilling intersected high-grade gold near surface below high-grade trench results.
  Historic high-grade trenching results confirmed by 2019 sampling program.
  Good data base of historic information

NEXT STEPS PINE CHANNEL GOLD PROJECT:

Work with Eagle Plains Resources to complete the definitive agreement.

Digitize the historic data which will be used in surface exploration and planned diamond drilling in 2020.

TERMS OF PINE CHANNEL LOI:

1.

To earn a 60% interest in the property, Enertopia or its assigns will commit to making total exploration expenditures on the property of CDN $2,000,000 over a 4-year period according to the following schedule:

$100,000 on or before December 31st, 2020
$300,000 ($400,000 total) on or before December 31st, 2021
$600,000 ($1,000,000 total) on or before December 31st, 2022
$1,000,000 ($2,000,000 total) on or before December 31st, 2023

2.	Enertopia or its assigns would agree to pay a total cash consideration of CDN $250,000 according to the following schedule:

$15,000 on signing Definitive agreement
$25,000 ($40,000 total) on or before December 31st, 2020
$35,000 ($75,000 total) on or before December 31st, 2021
$75,000 ($150,000 total) on or before December 31st, 2022

3.	Enertopia or its assigns would agree to issue to EPL1,600,000 voting-class common shares according to the following schedule:

1,000,000 pre-consolidation shares within 10 days on signing LOI
200,000 post-consolidation shares (1,200,000 total) on or before December 31st, 2020
200,000 post-consolidation shares (1,400,000 total) before December 31st, 2021
200,000 post-consolidation shares (1,600,000 total) on or before December 31st, 2022

4.	To earn an additional 15% Interest in the property (for a total of 75%) Enertopia or its assigns would agree to completing the following by December 31, 2024:

making additional exploration expenditures of $1,000,000 ($3,000,000 total)
making an additional cash payment of $100,000 to Eagle Plains ($250,000 total)
issuing to EPL an additional 400,000 post-consolidation voting class common shares (2,000,000 total)

5.	During the term of the Option, EPL and Enertopia would agree to include in this agreement any additional claims staked or otherwise acquired within a 3km area from existing claim boundaries.

6.	All eligible exploration work carried out on the property will be filed as assessment credits.

7.

Eagle Plains will serve as Operator under industry-standard terms until Enertopia has completed earn-in requirements to earn 60% as outlined in a formal agreement. As Operator, Eagle Plains may employ the services of TerraLogic Exploration Services, which will agree to charge industry-standard rates for services. Upon execution of a formal agreement, Eagle Plains and Enertopia will form a committee to oversee and direct exploration activity.

Following the exercise of its Option to earn 60%, Enertopia or its assigns and EPL shall then form a 60/40 joint venture for further exploration and development of the Property. Operatorship shall be transferred to Enertopia at the time of formation of the JV. Terms of the JV to be included with the definitive agreement documents including standard dilution clause down to 10% at which time the party would retain 2% royalty with ½ buy-down for $1,000,000.

A formal agreement with respect to the matters contained herein and containing industry standard terms shall be prepared, settled and executed by the parties as soon as reasonably possible and until such time, the provisions of this Letter will govern the parties. A definitive formal agreement will be executed within 45 days from signing the LOI unless extended by both parties.

For further information on the Pine Channel gold project please visit https://www.eagleplains.com/news and click on the July 29, 2019 press release.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern mining and extraction technology to build shareholder value.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or the definitive agreement with Eagle Plains Resources Ltd will be completed and that Enertopia will file for patent protection or Enertopia will be able to source sustaining capital. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.